October 19, 2017

DELIVERED BY HAND
WITHOUT PREJUDICE
PRIVATE & CONFIDENTIAL

John Schadan

824 Hollands Landing
Edmonton, AB
T6R 3S9

Dear John:

Re: Termination Employment

As discussed today, your employment with Prairie Mines & Royalty ULC and its related corporations (the “Company”) will be terminated effective immediately (“Date of Termination”).

You will be paid your regular pay up to and including the Date of Termination and your accrued but unused vacation, subject to statutory deductions, in accordance with Company payroll practices. Your Record of Employment will be issued and provided to you shortly.

In order to assist you in transitioning to alternate employment, the Company is prepared to provide you with the following without prejudice package. The details of our offer are outlined below. In order to be eligible for this package, you will be required to sign the enclosed Full and Final Release (the “Release”). Acceptance of this package is also contingent upon your express agreement to be bound by the terms and conditions contained herein.

Severance Offer

In lieu of notice, and in full satisfaction of all obligations of the Company to you (whether arising out of statute, common law, equity, contract or otherwise), the Company is prepared to pay you the amount of CDN$543,033.00, less applicable statutory deductions (the “Severance Offer”). The Severance Offer includes a provision for loss of benefits.

The Severance Offer will be paid to you in in bi-weekly installments of $20,828.77, less statutory deductions (the “Severance Payments”), with payments to commence on November 9, 2017. The Severance Payments will continue until the earlier of:

i.	November 09, 2018 (the “Last Payment Date”), on which you will receive a final deposit in the amount of $1,485.01, or

ii.	The date on which the Employee obtains alternative employment, of or for, employment equal to or greater than seventy five percent (75%) of the annual base salary the employee received from the Employer; which the Parties agree was $507,000 per annum. The seventy five percent (75%) threshold will be applicable to the new base salary and any guaranteed bonus. The Employee will forthwith provide written confirmation of such employment to the Employer, at which time the Employer shall pay fifty percent (50%) of the outstanding Severance Payment in a lump sum payment (less required deductions).

Please note that the Severance Offer is inclusive of the four (4) weeks of termination notice to which you are entitled under the Employment Standards Code (Alberta) and which will be paid in accordance with the provisions thereof.

The Employer shall pay the Employee, in consideration of the Employee entering into this Agreement and agreeing to the covenants contained herein and the execution of a full and final Release attached hereto, the following amounts in addition to the Severance Payment set out above:

i.
Upon execution of this Agreement, the Employee’s Restricted Stock Unit (“RSU”) and Cash Unit (“CU”) grant entitlements calculated on a time based formula, shall vest immediately and shall be payable (less applicable withholdings and deductions) as soon as possible after the Execution date. For better clarity, the Employee is entitled to RSU & CU grants that are time based for the years 2015 and 2016.

ii.
Upon execution of this Agreement, the Employee’s RSU grant entitlement calculated on a performance based formula, shall vest immediately and shall be payable on the completion of the performance period, three (3) years after each grant. The Employee shall pay the Employee’s RSU grant entitlement forthwith following the completion of the performance period. For better clarity, the Employees 2015 RSU grant entitlement will become payable in April 2018, and the Employee’s 2016 RSU Grant entitlement will become payable in April 2019 (provided the Company achieves its performance goals in each of the foregoing years in accordance with the terms of the RSU Plan documents).

Benefits and Health Insurance

Please be advised that all regular benefits, including extended health and dental coverage, accidental death and dismemberment insurance, short and long term disability insurance terminate effective Date of Termination.

You may be entitled to elect, within 31 days following the Date of Termination, to convert the following policies:

•	For extended health, dental and vision benefits please call Green Shield Canada’s Customer Service Centre at 1 (888) 711-1119 Monday through Friday, 8:30 AM to 8:30 PM EST.

•	For life insurance, please find enclosed a “Group Benefits Life Insurance Option” form from Manulife.

•	For accidental death and dismemberment, please call Industrial Alliance at 1 (888) 266-2224 Monday through Friday, 8:30 AM to 4:30 PM EST.

Rates for individual coverage will be determined by the insurer. Should you be interested in pursuing this option, please contact Derek Sauvé. You will be solely responsible for contacting Derek Sauvé in order to make appropriate arrangements. If you have not contacted Derek Sauvé on or before November 20, 2017, you will have been deemed to decline the conversion privilege.

Please contact Sun Life at 1 (866) 733-8612 within 90 days to make arrangements to transfer your DCPP and/or RSP accounts to a financial institute of your choice.

Outplacement Services
The Company is prepared to provide you with outplacement services with Davies Turpin and Associates for a period of 9 months from the Date of Termination. Should you be interested in these services, your contact will be Derek Sauvé.

Return of Company Property
In accordance with Company policy, we will require the return of all Company property, including all keys, security access cards, laptop, phones, iPad, computer files, documents and any other materials/data you may have in your possession immediately. To the extent that such files, documents and other materials cannot, or need not, be returned to the Company, it is expected that you will destroy such materials in a manner which is appropriate in light of the medium of the material and that you will confirm such destruction with the Company. To make arrangements to return company property, please contact Derek Sauvé.

Ongoing Fiduciary Obligations
As you were an officer of the Company, you will continue to be bound by fiduciary obligations, including those duties of confidentiality and fair competition.

It is incumbent upon you that you take appropriate measures to continue to observe your fiduciary obligations and take precautions to safeguard the confidential and proprietary information of the Company as all such information must be held in the strictest confidence and not disclosed to any party, except where such disclosure is authorized or required by law. We intend to be vigilant in protecting our proprietary information and we caution you to take these obligations very seriously.

Further, and notwithstanding your fiduciary obligation to not compete with the Company unfairly, you expressly agree that you shall not, either directly or indirectly, through any person, agent, employee or representative, for the period of twelve (12) months from the Date of Termination, be engaged in any manner including, without limitation, as an officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, or advisor, to any of the following entities:

•	Montem Resources, including Coal Valley mine and Tent Mountain mine

•	Grand Cache

•	NRP/GNP

•	Armstrong Coal

Acceptance of the Severance Offer

In consideration of the arrangements outlined above, we require that you execute one of the copies of this letter, acknowledging your express agreement to be bound by the terms and conditions contained in this letter, and the attached Release, executed before a witness, and return the duly executed documents to Derek Sauvé on or before October 26, 2017. If you do not return a signed copy of this letter, and the attached Release, by end of day on October 26, 2017, you will only be provided with your minimum entitlements pursuant to the Employment Standards Code (Alberta).

If you wish to obtain legal advice with respect to this offer, please feel free to do so, at your own expense. However, if we are not in receipt of a signed copy of this letter and executed Release by October 26, 2017, the Company may elect at any time after that date to withdraw its offer as outlined in this letter.
We look forward to receipt of the signed documentation confirming your acceptance of this offer as set out in the above.
We wish you well in your future endeavours.
Yours truly,

/s/ Kevin Paprzycki

Kevin Paprzycki
Chief Executive Officer
Westmoreland Coal Company

I, John Schadan, acknowledge receipt of and accept the terms and conditions set out in this letter and attached Release.

ACCEPTED this _6__day of __November_2017.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
illegible	)	/s/ John Schadan
(Witness))		John Schadan
)

RELEASE

KNOW ALL PERSONS BY THESE PRESENTS that John Schadan of Edmonton, Alberta (hereinafter referred to as the" Releasor") for the consideration set out in the attached letter from Prairie Mines & Royalty ULC to the Releasor dated October 19, 2017 (the " Letter' '), the receipt and sufficiency of which is hereby acknowledged, do hereby release and forever discharge Prairie Mines & Royalty ULC and all of its successors, predecessors, and related or affiliated corporations, divisions, assigns, partners, past and present officers, shareholders, directors, agents and employees, and all persons acting by, through, or in concert with any of the foregoing (collectively referred to as the " Released Parties" ) of and from all manner of actions, causes of actions, claims, complaints, demands, damages and liabilities of any nature of kind whatsoever and whether in law, equity, contract, tort or otherwise which the said Releasor and his successors and assigns ever had, including without limitation, relating in any way to the employment of John Schadan by Prairie Mines & Royalty ULC, the cessation thereof, and any claim or allegation of defamation, libel or slander or similar or related action the Releasor may have against the Released Parties. Without limiting the foregoing in any way, the Releasor hereby releases and forever discharges the Released Parties from any claim, complaint, liability or other proceeding that the Releasor ever had, now has or may have in relation to or arising from, under, in connection with or relating to:

(a)	his employment with Prairie Mines & Royalty ULC;

(b)	the termination of his employment with Prairie Mines & Royalty ULC;

(c)
the Employment Standards Code (Alberta), the Alberta Human Rights Act, the Occupational Health and Safety Act (Alberta), the Personal Information Protection Act (Alberta), as amended from time to time, any regulations thereto, and any other applicable legislation; and

(d)
any and all claims for damages, salary, wages, pay in lieu of notice, termination pay, severance pay, vacation pay, overtime pay, bonuses, commissions, expenses, allowances, incentive payments, stock options, other options, insurance, pension contributions, any and all group benefits including medical, disability, life insurance and accidental death and dismemberment benefits, and any other benefits or perquisites arising out of his employment with Prairie Mines & Royalty ULC or the termination thereof.

(e)	any claims he may have and all costs in seeking alternate employment and all general and special damages which he might have recovered either at law or in equity.

THE RELEASOR EXPRESSLY ACKNOWLEDGES and agrees that the terms and conditions as set out in the Letter are a material part of this Release and are expressly incorporated herein.

THE RELEASOR EXPRESSLY ACKNOWLEDGES and agrees that the payment as set out in the Letter includes full compensation and consideration for the loss of his employment benefits, as provided by the Released Parties or any of them, and that all of his employment benefits and privileges shall cease as set out in the Letter. The Releasor further acknowledges that he has received all benefits due to him and has no further claim against the Released Parties for such benefits. The Releasor further accepts sole responsibility to replace such benefits which he wishes to continue or to exercise conversion privileges where applicable with respect to such benefits, and, in particular, any life insurance and long-term disability benefits. In the event that he becomes disabled following the cessation of his employmen,t the Releasor covenants not to sue the Released Parties for insurance or other benefits or loss of same and hereby releases the Released Parties from any and all further obligations or liabilities arising therefrom. The Releasor further covenants that he has not received Employment Insurance benefits.
THE RELEASOR EXPRESSLY ACKNOWLEDGES and agrees that this Release applies to any and all claims that he has, may have or may have had pursuant to the Alberta Human Rights Act, and further acknowledges and agrees that he will not commence or continue any complaints or proceedings based on any grounds relating to his human rights.
IT IS UNDERSTOOD AND AGREED that the Released Parties do not, by the payment set out in the aforesaid Letter, or otherwise, admit any liability to the Releasor and that such liability is denied.
THE RELEASOR agrees that the terms of settlement and this Release shall remain strictly confidential and shall not be disclosed by him to any person, body or organization, either directly or indirectly, except as required by law or as required to obtain legal advice with respect to the terms of this Release.
THE RELEASOR covenants and agrees that he shall keep strictly confidential on an ongoing basis after his employment with Prairie Mines & Royalty ULC ends, any confidential or proprietary information that he obtained, received or was privy to regarding the Released Parties, their affiliated or related companies, their clients, customers and employees, their businesses, finances, operations, activities, policies and practices, contacts and contract terms, marketing plans and strategies, pricing strategies and quotations, client lists, prospective clients, business opportunities, documents, records and data (in whatever form). The Releaser acknowledges and agrees that he has not retained any confidential or proprietary information, in any form, belonging to the Released Parties.
THE RELEASOR shall indemnify and save harmless the Released Parties from and against any and all claims, complaints, actions, damages, losses, costs, expenses and liabilities (including taxes, interest, penalties and legal fees and disbursements) which the Released Parties may at any time incur, sustain or suffer as a result of or arising out of any assessmen,t reassessment, claim, demand or judgment under the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan (Canada) and the Workers' Compensation Act (Canada and Alberta), as amended from time to time, and any regulations thereto, for any reason whatsoever in connection with or as a result of this agreement.
THE RELEASOR represents that he has not assigned or transferred any of the claims or rights hereby released and that no statements or representations made by the Released Parties or any of their agents, employees or legal counsel have influenced or induced him to execute this Release.
FOR THE CONSIDERATION aforesaid, the Releaser further agrees not to make any claim or take any proceedings on account of any of the claims hereby released against any person, firm or corporation who may claim against the Released Parties or any of them under the provisions of any statute or otherwise.

THE RELEASOR confirms that he has had the opportunity to obtain independent legal advice with respect to the details of the settlement evidenced by this Release and confirms that he is executing this Release freely and voluntarily.
THIS RELEASE shall be governed and construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the said, John Schadan, has hereunto signed his name and affixed his seal in Edmonton, Alberta, this 6th day of November 2017.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
illegible	)	/s/ John Schadan
(Witness))		John Schadan
)